Exhibit 10.1

July 17, 2025

Via Email

George Lasezkay

Re: Separation Agreement

Dear George:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Clearside Biomedical, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Separation Date. Your last day of work with the Company and your employment termination date will be July 18, 2025 (the “Separation Date”). Between the date of this Agreement and your Separation Date, you will be expected to perform your regular job duties and such other duties as may be assigned to you by the Company’s Board of Directors (the “Board”). Notwithstanding anything to the contrary in Section 5(e) of your Employment Agreement (as defined below), you may continue your service as a director on the Board following your Separation Date.
2.
Accrued Salary. In accordance with applicable law, the Company will pay you all accrued salary earned through the Separation Date subject to standard payroll deductions and withholdings. You acknowledge that you will receive these payments regardless of whether or not you execute this Agreement.
3.
Severance Benefits. In lieu of the severance benefits you are eligible to receive pursuant to Section 5 of your March 11, 2020 Amended and Restated Executive Employment Agreement between you and the Company (the “Employment Agreement”), and provided you return this fully signed and dated Agreement to the Company within the time frame specified below (but no earlier than the Separation Date) do not revoke it, and fully comply with your obligations under this Agreement, and under your previously executed Confidential Information Agreement (as defined below) (collectively, the “Severance Preconditions”), the Company will, provide you with the following severance benefits (the “Severance Benefits”):

(a) Severance. The Company will pay you, as severance, the equivalent of thirty-nine (39) weeks of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings. This amount will be paid in a lump sum on the Company’s next regular payroll date following the Effective Date (as defined below), provided you have signed and not revoked the Agreement by such date.

(b) COBRA Severance Benefit. If you timely elect continued coverage under COBRA under the Company’s group health plans, then, as an additional severance benefit, the Company will cover the cost of your full COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) in effect for yourself (and your eligible dependents, if applicable) until the earliest of: (A) nine (9) months following the Separation Date; (B) the expiration of your eligibility for the continuation coverage under COBRA; or (C) the date when you become eligible for and covered by substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period” and such severance benefit, the “COBRA Severance Benefit”). Notwithstanding the foregoing, if at any time, (i) the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), or (ii) the Company’s health insurance plan in effect on the Separation Date terminates (either (i) or (ii), a “COBRA Severance Benefit Terminating Event”), then provided you otherwise were eligible for the COBRA Severance Benefit on the date of the COBRA Severance Benefit Terminating Event, in lieu of providing the COBRA premium reimbursement, the Company will instead pay you a fully taxable lump sum cash payment equal to the remainder of the COBRA premiums due under this Section 3(b) for the COBRA Payment Period (the “Special Cash Payment”), which payment shall be payable within 30 days following the applicable COBRA Severance Benefit Terminating Event. You may, but are not obligated to, use such Special Cash Payment for medical expenses, including COBRA Premiums (as applicable). If, prior to any COBRA Severance Benefit Terminating Event, you become eligible for coverage under another employer’s group health plan through self-employment or otherwise cease to be eligible for COBRA coverage under the Company’s group health plan during the COBRA Payment Period, you must immediately notify the Company of such event, and all payments and obligations under this Section will cease.

(c) Consulting Agreement. The Company will continue to retain you in a consulting role pursuant to the Consulting Agreement attached as Exhibit A (the “Consulting Agreement”), which shall be deemed effective as of the Separation Date. Notwithstanding the foregoing, if you do not timely sign and return this Agreement, or you sign but later revoke your acceptance of this Agreement, the Consulting Agreement will terminate in accordance with its terms.

(d) PTEP Extension. The Company will, subject to the approval of the Board, extend the period of time during which you may exercise any vested, outstanding and unexercised stock Options (as defined below) until the earlier of: (i) the date that is twelve (12) months following the termination of your Continuous Service (as that term is defined in the Plan (as defined below)), or (ii) the original expiration date applicable to each of the Options, unless terminated earlier in accordance with the terms of the Plan and the Equity Award Documents. Except as provided in this Agreement, all terms, conditions and limitations applicable to the Options will remain in full force and effect pursuant to the Plan and the Equity Award Documents. The Company makes no representations or guarantees regarding the status of your Options as incentive stock options (“ISOs”). You understand and agree if any Option that otherwise qualifies as an ISO is exercised with respect to any vested shares later than the date that is three (3) months following the Separation Date, such Option will be treated as a non-qualified stock option (“NSO”), and you will be obligated to satisfy your tax obligations that arise when you exercise such Option. No shares of the Company’s common stock will be issued to you in respect of any Options treated as NSOs unless and until you satisfy such tax obligations. You acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise and modification of the Options.

(e) Retention of Laptop Computer. As an additional Severance Benefit, the Company will permit you to retain the Company-issued laptop computer provided to you during your employment; provided, however, that you agree to reasonably cooperate with the Company to confirm all files stored on the computer are intact and all Company confidential information and trade secrets have been deleted after the end of the Consulting Period (as defined in the Consulting Agreement).

(f) Letter of Reference. As an additional Severance Benefit, upon your request, the Company will provide you with a signed letter of reference. This letter of reference will be provided to you after you send a written request for the letter to the Company, provided you have returned this executed Agreement to the Company by the date of such request.

The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short-term deferral exception in Treasury Regulation Section 1.409A-1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15 of the year following the year in which the Separation Date occurs. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any Severance Benefits are not otherwise exempt from the application of Code Section 409A, then, if the period during which you may consider and sign this Agreement spans two calendar years, the payment of severance will not be made or begin until the later calendar year.

4.
Benefit Plans. If you are currently participating in the Company’s group health insurance plans, including medical, dental, and/or vision plans, your participation as an employee will end on last day of the month in which the Separation Date occurred. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the potential for certain payments to be made by the Company as described in Section 3(b) above. For questions on your benefits, you may reach out to TriNet Solution Center at 800-638-0461 or employees@TriNet.com.
5.
Unemployment Insurance. You may be eligible for unemployment insurance benefits after the Separation Date. You acknowledge that whether you receive unemployment compensation will be decided by the applicable agency that is charged with unemployment insurance matters in your state, and not by the Company. That agency can provide you with benefits and eligibility information regarding unemployment compensation.

6.
Equity Awards. If you were granted stock options to purchase certain shares of the Company’s common stock (the “Options”) and/or restricted stock units to be issued shares of the Company’s common stock (the “RSUs” and together with the Options, the “Equity Awards”) pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”) and your applicable Option and/or RSU agreement (together with the Plan, the “Equity Award Documents”), vesting of your Options and/or RSUs (as applicable) will cease as of the date your “Continuous Service” (as defined in the Plan) ends. For avoidance of doubt, if you satisfy the Severance Preconditions, then the Equity Awards remain and will continue to remain outstanding and the unvested shares subject to the Equity Awards will continue to be eligible to vest following the Separation Date during the Consulting Period (as defined in the Consulting Agreement), in accordance with the vesting schedules applicable to such Equity Awards and subject to your Continuous Service during such periods. Any Options or RSUs that you currently hold shall continue to be governed by the terms of the Equity Award Documents.
7.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement and the Consulting Agreement, you will not receive any additional compensation, severance, commissions, bonuses or benefits after the Separation Date. You also acknowledge that the Company’s provision of the Severance Benefits set forth in Section 3 above fully satisfy any severance or other obligations under the Employment Agreement.
8.
Expense Reimbursements. Within ten (10) days following the Separation Date, you agree to submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
9.
Return of Company Property. Within three (3) days following the end of the Consulting Period, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (other than the laptop referenced in Section 3 above), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).
10.
Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement or any other confidentiality agreement you signed with the Company (the “Confidential Information Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain other activities. A copy of the Confidential Information Agreement is attached hereto as Exhibit B. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
11.
Mutual Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation. The Company’s obligation not to disparage you under this Section are limited to the Company’s current officers and directors. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. In addition, nothing in this Section or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation.
12.
Cooperation after Termination. Consistent with your obligations under the Employment Agreement, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.
13.
Release.
(a)
General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, co-employers, including TriNet Group, Inc., attorneys, predecessors, successors, insurers, affiliates, and assigns (the “Company Parties”) from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.
(b)
Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, as amended (“ADEA”), the Georgia Fair Employment Practices Act, the Georgia Equal Pay Act, the Georgia Age Discrimination in Employment Law, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Minimum Wage Law, the Georgia Equal Pay Act, the Georgia Law on Discrimination on the Basis of Maternity Leave, and the Georgia Law on Sex Discrimination.
(c)
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it. You also hereby acknowledge that the Company has provided you with the ADEA Disclosure Schedule (pursuant to Title 29 U.S. Code Section 626(f)(1)(H)), attached as Exhibit C to this Agreement.
(d)
Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any claims that may arise from events that occur after the date this waiver is executed; (ii) any existing obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (iii) any claims that cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state, or local government agency; or (iv) any claims for breach of this Agreement.
14.
Protected Rights. You understand that nothing in this Agreement has limited, currently limits, or shall limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission, or any other government agency, law enforcement agency, or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement has prevented, currently prevents, or shall prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, or discrimination or any other conduct that you have reason to believe is unlawful. Additionally, nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).
15.
Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you will not voluntarily (except in response to legal compulsion or as permitted in Section 15 above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act, or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.
16.
No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
17.
Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11, and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
18.
Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance, or execution, or any of the matters herein released (collectively, “Claims,” each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding, and confidential arbitration at a location closest to where you last worked for the Company or another mutually agreeable location. The arbitration shall be conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Comprehensive Arbitration Rules and Procedures (currently available at https://www.jamsadr.com/rules-comprehensive-arbitration) (“JAMS Rules”) and Georgia law. Both you and the Company opt into the Expedited Procedures under the JAMS Rules. The arbitrator shall apply substantive and procedural Georgia law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules conflict with Georgia law, Georgia law shall take precedence. The parties agree that punitive damages shall not be available in arbitration. By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. You and the Company shall each pay half the costs and expenses of the arbitration and each pay for its respective attorneys’ fees and costs, except as prohibited by law. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

_____ By initialing here, YOU acknowledge YOU have read and agree to this arbitration provision.

19.
Miscellaneous. This Agreement, including Exhibits A, B and C, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state or commonwealth in which you primarily performed work for the Company as applied to contracts made and to be performed entirely within such state or commonwealth.

If this Agreement is acceptable to you, please sign below and return it to me on or before the date that is forty-five (45) days after you receive this Agreement (but no earlier than the Separation Date). The Company’s severance offer contained herein will automatically expire if you do not sign and return the fully signed Agreement within this timeframe.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

Sincerely,

Clearside Biomedical, Inc.

By: /s/Tony Gibney

Tony Gibney

Chair, Board of Directors

I have read, understand and agree fully to the foregoing Agreement. I understand that this Agreement includes a release of all known and unknown claims, even those unknown claims that, if known by me, would affect my decision to accept this Agreement.

/s/George Lasezkay

George Lasezkay

July 19,2025

Date

Exhibit A – Consulting Agreement

Exhibit B – Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement

Exhibit C – ADEA disclosure

Exhibit A

Consulting Agreement

This Consulting Agreement (the “Consulting Agreement”) by and between Clearside Biomedical, Inc. (“Client”) and George Lasezkay, an individual (“Consultant”) is effective as of July 18, 2025 (the “Consulting Agreement Effective Date”), subject to the terms of Section 14 below.

RECITALS

WHEREAS the parties desire for the Client to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor;

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.
Engagement of Services. Consultant agrees to provide consulting services as Client’s Principal Executive Officer, under the direction of the Board or their designee (the “Board”) of the Client. Specifically, Consultant may be asked to provide services in the areas of: licensing/partner support, training, regulatory, safety data base, supply, manufacturing, QA, engineering, accounting and SEC reporting and may be asked to perform certain transition activities upon reasonable request of the Company’s Board. Consultant agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing these services. Consultant agrees to make himself or herself reasonably available to perform such consulting services throughout the Consulting Period (as defined in Section 14.1), and to be reasonably available to meet with the Client. The parties anticipate that Consultant’s services will not require more than 20 hours per week on average during the Consulting Period.
2.
Compensation. In consideration for the services rendered pursuant to this Agreement and for the assignment of certain Consultant’s right, title and interest pursuant hereto,

(a) Consulting Fees. During the Consulting Period, Consultant will be paid an hourly consulting fee of $350 for each hour of services performed under this Agreement (the “Consulting Fee”).

(b) Expenses. Consultant will be eligible to receive reimbursements for preapproved expenses incurred in connection with the provision of Consultant’s services.

(c) Invoices. Consultant shall invoice Client within ten (10) days after the close of each month during the Consulting Period for services rendered and expenses incurred during the previous month. Such invoices shall list the dates covered by the invoice and the hours that Consultant performed services (including a brief itemized description of the services rendered by Consultant and expenses incurred). The Client shall pay net thirty (30) days from receipt of the invoice.

(d) Equity Awards. During the Consulting Period, Consultant will be deemed to be in Continuous Service for purposes of vesting of the Equity Awards (as defined in the “Separation Agreement” dated July 17, 2025, to which this Agreement is attached as Exhibit A). All matters of vesting and exercisability of Consultant’s Equity Awards shall be as governed by the Separation Agreement and the terms of the Equity Award Documents (each as defined in the Separation Agreement), except as may be modified in Section 2(e) herein.

(e) Completion Payment. In the event the Consultant is continuing to provide services under this Consulting Agreement through the consummation of a Change in Control or Corporate Transaction (each as defined in the Plan) of the Client, and provided that Consultant has not been given an offer of employment with any acquirer in such Change in Control or Corporate Transaction (as applicable) (the “Buyer”) on substantially similar terms to those set forth in Consultant’s prior Employment Agreement with Client (an “Offer”), then the Consultant will receive an additional payment (the “Completion Payment”) in the total amount of $861,840, subject to any applicable payroll withholdings and deductions and payable at the time of closing of the applicable Change in Control or Corporate Transaction. Additionally, and notwithstanding anything to the contrary in the Plan or Equity Award Documents, any then-unvested Equity Awards held by the Consultant as of the date of the consummation of such Change in Control or Corporate Transaction, as applicable, shall be deemed vested and exercisable as of such date. In the event the Consultant accepts an Offer but is then terminated without cause by the applicable Buyer within one year of the consummation of the Change in Control or Corporate Transaction, as applicable, then the Client shall make commercially reasonable efforts to make a Completion Payment to Consultant within thirty (30) days of such termination without cause, provided the Client has been given timely notice of such termination.

3.
Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or

any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.
4.
Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.
5.
Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 3 and 4 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.
6.
Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Client. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. In completing the consulting services, Consultant agrees to provide his own equipment, tools and other materials at his own expense. Consultant is not authorized to represent that he is an agent, employee, or legal representative of the Client. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments. Consultant is also not required to provide reports to the Client. In addition to all other obligations contained herein, Consultant agrees: (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Client; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder.

7.
Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof. Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof. The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.
8.
Tax Treatment. Consultant and the Client agree that (except as otherwise set forth below) the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither he nor his employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement.
9.
No Employee Benefits. Except as otherwise described in the Separation Agreement, Consultant acknowledges and agrees that neither he nor anyone acting on his behalf shall receive any employee benefits of any kind from the Client. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of himself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees. Notwithstanding the above, this Agreement does not amend or abrogate in any manner any benefits owed to Consultant under any qualified retirement plan or health and welfare benefit plan in which Consultant was a participant during his previous employment relationship with the Client.
10.
Expenses and Liabilities. Consultant agrees that as an independent contractor, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of services. Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client. In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.
11.
Non-Exclusivity. The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons, provided that the performance of such services do not conflict or interfere with services provided pursuant to or obligations under this Agreement.
12.
No Conflict of Interest. During the term of this Agreement, unless written permission is given by the Board, Consultant will not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by the Client nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Agreement. Consultant warrants that there is no other contract or duty on his part that prevents or impedes Consultant’s performance under this Agreement. Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.
13.
Confidential Information. Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s services hereunder. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to services provided under this Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Consultant’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by Client. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information. Consultant’s duty of confidentiality under this Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and Client. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant’s duty of confidentiality under this Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and the Client.
14.
Term and Termination.
14.1
Term. The term of this Agreement and the “Consulting Period” is from the Consulting Agreement Effective Date set forth above until the earlier of (i) the closing of a Change in Control or Corporate Transaction (each as defined in the Plan); and (ii) December 31, 2025 (which date may be extended on a monthly basis by the Company in its sole discretion). The Consulting Period may be earlier terminated as provided in this Agreement, or further extended by the parties by written agreement.
14.2
Termination.

(a) Automatic Termination. If Consultant fails to timely return the Separation Agreement to the Company, then this Agreement will automatically terminate effective as of the date after the Consultant’s deadline to execute the Separation Agreement, and no benefits will be due to Consultant under this Agreement. If Consultant revokes his or her acceptance of the Separation Agreement as described therein and if applicable, then this Agreement will automatically terminate on the day of such revocation and no benefits will be due to Consultant under this Agreement.

(b) Termination upon Material Breach. The Client may terminate this Agreement before its expiration immediately if, Consultant materially breaches the Agreement. The parties agree that a “Material Breach” by Consultant shall occur if he: (i) breaches any material obligations of this Agreement, the Separation Agreement or the Confidential Information Agreement, or (ii) violates local, state, or federal laws. For avoidance of doubt, it shall not constitute a material breach if Consultant becomes employed or otherwise provides services to or on behalf of an entity other than the Client during the Consulting Period so long as any such activity does not conflict with Consultant’s continuing obligations to Client under the Confidential Information Agreement or the Separation Agreement.

14.3
Effect of Termination. Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement; (ii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession (other than the laptop as set forth in the Separation Agreement). Upon the end of the Term, the vesting of any Equity Awards shall cease immediately and Consultant’s right to exercise will be as set forth in the Equity Documents and, if applicable, the Separation Agreement.

14.4
Survival. The rights and obligations contained in Sections 3-6, 8-9, 12, 13, 14.3, 14.4, and 15-21 will survive any termination or expiration of this Agreement.
15.
Successors and Assigns. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Client’s prior written consent. Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegates.
16.
Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy, email, or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.
17.
Governing Law. This Agreement shall be governed in all respects by the laws of the state or commonwealth from which Consultant primarily provides services under this Agreement (“Consultant State”), as such laws are applied to agreements entered into and to be performed entirely within the Consultant State between residents of the Consultant State. Any suit involving this Agreement shall be brought in a court sitting in the Consultant State. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.
18.
Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
19.
Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.
20.
Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorneys’ fees).
21.
Entire Agreement. This Agreement is being entered into as part of the Separation Agreement between the Client and Consultant, and is contingent upon Consultant’s execution and non-revocation of the Separation Agreement. This Agreement, the Separation Agreement, and the exhibits to the Separation Agreement, constitute the entire understanding of the parties relating to the subject matter and supersede any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client. The parties have entered into separate agreements related to Consultant’s previous employment relationship with Client, including but not limited to the Separation Agreement. These separate agreements govern the previous employment relationship between Consultant and Client, have or may have provisions that survive termination of

Consultant’s relationship with Client (including under this Agreement), may be amended or superseded without regard to this Agreement, and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

[signatures to follow on next page]

In Witness Whereof, the parties have executed this Agreement effective as of the date first written above.

Clearside Biomedical, Inc.

By: ____________________________________

Tony Gibney

Chair, Board of Directors

Agreed to and Accepted:

________________________________________

George Lasezkay

____________________

Date

Exhibit B

Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement

Exhibit C

ADEA Disclosure Schedule

The following disclosure was prepared as of July 17, 2025. It shows the employees in the decisional unit whose employment will be terminated pursuant to the business reorganization announced on or around July 17, 2025, and the factors used to determine who was eligible for the layoff. Employees who will be terminated will be eligible for benefits based upon their execution of a waiver. This data is subject to change and may be affected by future employment decisions.

Those receiving this disclosure will have forty-five (45) days to review the terms and conditions of the severance package.

On July 17, 2025, the employment of all individuals employed by the Company will be terminated in the business reorganization and no individuals employed by the Company will be retained.

The factors used to determine eligibility for the layoff are:

The Company’s assessment of its current and projected business and cost-reduction needs to effectuate its plan to cease all its active development activities and assess and execute strategic alternatives to its current business model. Not all criteria were used to make every selection.